Filed Pursuant to Rule 424(b)(3)

Registration No. 333-259826

PROSPECTUS SUPPLEMENT NO. 2
(to prospectus dated October 6, 2021)

CELLEBRITE DI LTD.

171,729,210 Ordinary Shares
9,666,667 Warrants to Purchase Ordinary Shares
29,666,667 Ordinary Shares Underlying Warrants

This prospectus supplement amends and supplements the prospectus dated October 6, 2021 (the “Prospectus”) which forms a part of our Registration Statement on Form F-1, as amended and supplemented (Registration Statement No. 333-259826). This prospectus supplement is being filed to update and supplement the information included in the Prospectus with the GAAP financial statements tables contained in our report of foreign private issuer on Form 6-K, furnished to the Securities and Exchange Commission (the “SEC”) on February 16, 2022 (the “Form 6-K”). Such tables from the Form 6-K are attached to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our ordinary shares, with par value of NIS 0.00001 per share (“Ordinary Shares”), and warrants to purchase Ordinary Shares (“Warrants”) are traded on The Nasdaq Global Market (“Nasdaq”) under the symbol “CLBT” and “CLBTW,” respectively. The last reported sale price of the Ordinary Shares on February 15, 2021 was $7.01 per share, and the last reported sale price of the Warrants on February 15, 2021 was $1.36 per warrant, as reported on Nasdaq.

You should read the Prospectus and any prospectus supplement or amendment carefully before you invest in our securities. Investing in the Company’s securities involves risks. See “Risk Factors” beginning on page 12 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 16, 2022.

Cellebrite DI Ltd.

Fourth Quarter 2021 Results Summary

(U.S Dollars in thousands)

	For the three months ended		For the year ended
	December 31,		December 31,
	2021	2020	2021	2020

Revenue	67,908	57,168	246,246	194,913
Gross profit	55,572	46,648	203,689	157,034
Gross margin	81.8%	81.6%	82.7%	80.6%
Operating income	4,306	5,068	13,822	9,218
Operating margin	6.3%	8.9%	5.6%	4.7%
Cash flow from operations	29,792	32,114	36,052	66,510

Cellebrite DI Ltd.

Condensed Consolidated Balance Sheets

(U.S. Dollars in thousands)

	December 31,	December 31,
	2021	2020

Assets

Current assets
Cash and cash equivalents	$145,973	$128,709
Restricted cash	-	5,137
Short-term deposits	35,592	108,928
Trade receivables (net of allowance for doubtful accounts of $1,040 and $616 as of December 31, 2021 and 2020, respectively)	67,505	66,324
Prepaid expenses and other current assets	12,818	7,439
Contract acquisition costs	4,813	2,979
Inventories	6,511	4,754
Total current assets	273,212	324,270

Non-current assets
Other non-current assets	1,958	565
Deferred tax assets, net	9,800	7,372
Property and equipment, net	16,756	16,106
Intangible assets, net	11,228	6,611
Goodwill	26,829	9,463
Total non-current assets	66,571	40,117

Total assets	$339,783	$364,387

Liabilities, redeemable convertible preferred shares and shareholders’ equity (deficiency)

Current Liabilities
Trade payables	$9,546	$4,727
Other accounts payable and accrued expenses	54,044	49,112
Deferred revenues	122,983	105,543
Total current liabilities	186,573	159,382

Long-term liabilities
Liability for employees' severance benefits	375	366
Other long term liabilities	9,164	6,191
Deferred revenues	36,426	33,439
Restricted Sponsor Shares liability	44,712	-
Price Adjustment Shares liability	79,404	-
Derivative warrant liabilities	56,478	-
Total long-term liabilities	226,559	39,996

Total liabilities	$413,132	$199,378

Redeemable convertible preferred shares	-	101,205

Shareholders' equity (deficiency)
Share capital	* -	*	-
Additional paid-in capital	(153,072)	34,226
Treasury stock, NIS 0.00001 par value; 41,776 ordinary shares	(85)	(85)
Accumulated other comprehensive income	1,372	1,321
Retained earnings	78,436	28,342
Total shareholders' equity (deficiency)	(73,349)	63,804

Total liabilities, redeemable convertible preferred shares and shareholders’ equity (deficiency)	$339,783	$364,387

*	Less than US$ 1.

Cellebrite DI Ltd.

Condensed Consolidated Statements of Income

(U.S Dollars in thousands, except share and per share data)

	For the three months ended		For the year ended
	December 31,		December 31,
	2021	2020	2021	2020
Revenue:
Subscription services	$31,999	$27,771	$120,889	$100,614
Term-license	18,088	10,279	62,428	29,131
Total subscription	50,087	38,050	183,317	129,745
Perpetual license and other	9,387	11,832	34,169	42,136
Professional services	8,434	7,286	28,760	23,032
Total revenue	67,908	57,168	246,246	194,913

Cost of revenue:
Subscription services	2,045	2,054	9,369	8,795
Term-license	753	773	2,299	1,709
Total subscription	2,798	2,827	11,668	10,504
Perpetual license and other	4,659	2,900	9,817	9,370
Professional services	4,879	4,793	21,072	18,005
Total cost of revenue	12,336	10,520	42,557	37,879

Gross profit	55,572	46,648	203,689	157,034

Operating expenses:
Research and development	18,833	14,771	65,541	54,377
Sales and marketing	21,239	17,763	76,389	61,305
General and administrative*	11,194	9,046	47,937	32,134
Total operating expenses	51,266	41,580	189,867	147,816

Operating income	4,306	5,068	13,822	9,218
Financial income, net	49,809	605	68,483	2,179
Income before income tax expense	54,115	5,673	82,305	11,397
Income tax expense	2,244	2,719	10,909	5,616
Net income	$51,871	$2,954	$71,396	$5,781

Earnings per share:
Basic	$0.28	$(0.01)	$0.49	$(0.08)
Diluted	$0.25	$(0.01)	$0.44	$(0.08)

Weighted average shares outstanding:
Basic	180,170,342	123,773,763	144,002,394	123,696,624
Diluted	199,082,479	123,773,763	161,538,579	123,696,624

Other comprehensive income:
Unrealized gain (loss) on hedging transactions	495	797	(944)	1,212
Currency translation adjustments	955	(749)	995	(695)
Total other comprehensive income , net of tax	1,450	48	51	517
Total other comprehensive income	$53,321	$3,002	$71,447	$6,298

*	Including one-time issuance costs

Cellebrite DI Ltd.

Condensed Consolidated Statements of Cash Flow

(U.S. Dollars in thousands)

	For the three months ended		For the year ended
	December 31,		December 31,
	2021	2020	2021	2020

Cash flow from operating activities:
Net income	$51,871	$2,954	$71,396	$5,781
Adjustments to reconcile net income to net cash provided by operating activities:
Employees’ stock option compensation and RSU's	1,661	1,540	6,480	7,271
Depreciation and amortization	1,814	1,533	7,091	5,879
Deferred income taxes	269	(4,119)	(1,638)	(2,818)
Revaluation of derivative warrants	(15,506)	-	(11,967)	-
Revaluation of Restricted Sponsor Shares and Price Adjustment Shares liabilities	(35,115)	-	(55,906)	-
Other	-	689	-	689
Increase (decrease) in liability for severance benefits, net	11	(64)	10	(63)
Increase (decrease) in trade receivables	8,690	(5,597)	(1,958)	(19,731)
Increase in deferred revenue	9,152	20,136	21,804	47,738
Decrease (Increase) in other non-current assets	(1,779)	314	(1,394)	335
Decrease (Increase) in prepaid expenses and other current assets	2,541	(193)	(8,304)	(339)
Increase in inventories	(1,711)	(100)	(1,798)	(693)
Increase (decrease) in trade payables	2,955	1,667	4,155	(1,433)
Increase in other accounts payable and accrued expenses	2,428	12,656	5,107	22,449
Increase in other long-term liabilities	2,511	698	2,974	1,445
Net cash provided by operating activities	29,792	32,114	36,052	66,510

Cash flows from investing activities:

Purchases of property and equipment	(778)	(1,392)	(5,111)	(6,181)
Payment related to business combination, net of cash acquired	(20,000)	-	(20,000)	(15,046)
Purchase of intangible asset	-	-	(3,000)	-
Short term deposits, net	26,210	(17,052)	73,337	14,778
Net cash provided by (used in) investing activities	5,432	(18,444)	45,226	(6,449)

Cash flows from financing activities:

Repurchase of common stock	-	-	-	(85)
Payment of dividend	-	-	(100,000)	(10,000)
Exercise of options to shares	944	1,492	2,305	1,492
Proceeds from Recapitalization transaction, net	-	-	29,298	-
Net cash provided by (used in) financing activities	944	1,492	(68,397)	(8,593)

Net increase in cash and cash equivalents and restricted cash	36,168	15,162	12,881	51,468
Net effect of Currency Translation on cash and cash equivalents	(81)	526	(754)	695
Cash and cash equivalents and restricted cash at beginning of period	109,886	118,158	133,846	81,683
Cash and cash equivalents and restricted cash at end of period	$145,973	$133,846	$145,973	$133,846

Supplemental cash flow information:
Income taxes paid	1,758	1,579	8,157	2,911
Non-cash activities
Purchase of property and equipment	749	(81)	814	172

4